Exhibit 10.13

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement") dated as of May 17, 2016 (the "Effective Date") by and between SILICON VALLEY BANK, a California corporation ("Bank"), and QUANTENNA COMMUNICATIONS, INC., a Delaware corporation ("Borrower"), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. This Agreement amends and restates in its entirety, and replaces. the terms of (and obligations outstanding under) that certain Loan and Security Agreement among Borrower, Quantenna Wireless Systems, Inc., and Bank dated as of April 26, 2013, as amended by that certain First Amendment to Loan and Security Agreement among Borrower, Quantenna Wireless Systems, Inc., and Bank dated as of October 31, 2013, and as further amended by that certain Second Amendment to Loan and Security Agreement among Borrower, Quantenna Wireless Systems. Inc., and Bank dated as of January 30, 2015 (as amended, the "Prior Loan Agreement"). The parties agree that the Prior Loan Agreement is hereby superseded and replaced in its entirety by this Agreement, and the parties agree as follows:

1    ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP (except for non-compliance with FASB ASC Topic 718 and other non-cash items in the monthly reporting); provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2    LOAN AND TERMS OF PAYMENT

2.1    Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1    Revolving Advances.

(a)    Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)    Termination: Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2    Existing Growth Capital Loan.

(a)    Availability. Borrower acknowledges that Bank has previously made a term loan to Borrower pursuant to the Prior Loan Agreement which, as of the Effective Date, has an outstanding principal balance of One Million Dollars ($1,000,000.00) (the "Existing Growth Capital Loan"). Borrower hereby unconditionally promises to pay to Bank the Existing Growth Capital Loan in accordance with the terms of this Agreement. After repayment, the Existing Growth Capital Loan (or any portion thereof) may not be reborrowed. Borrower acknowledges that there is no further availability or borrowings permitted with respect to the Existing Growth Capital Loan.

(b)    Repayment. Commencing on the first Payment Date of the month following the month in which the Effective Date occurs, and continuing on each Payment Date thereafter, Borrower shall repay the Existing Growth Capital Loan in (i) ten (10) consecutive equal monthly installments of principal in the amount of One Hundred Thousand Dollars ($100,000.00) plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.3(a)(ii). All outstanding principal and accrued interest under the Existing Growth Capital Loan, and all other outstanding Obligations with respect to such Existing Growth Capital Loan, are due and payable in full on the Existing Growth Capital Loan Maturity Date.

(c)    Voluntary Prepayment. So long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of the Existing Growth Capital Loan, provided Borrower (A) delivers written notice to Bank of its election to prepay the Existing Growth Capital Loan at least ten (10) days prior to such prepayment, and (B) pays, on the date of such prepayment, (1) all outstanding principal, plus accrued and unpaid interest thereon, plus (2) the Growth Capital Prepayment Fee, plus (3) the Growth Capital Final Payment, plus (4) all other sums, if any, that shall have become due and payable hereunder in connection with the Existing Growth Capital Loan. Notwithstanding anything in this Agreement, Bank agrees to waive the Growth Capital Prepayment Fee, if Bank closes on the refinance or redocumentation of the Existing Growth Capital Loan under another division of Bank (in its sole and absolute discretion) prior to the Existing Growth Capital Loan Maturity Date.

(d)    Mandatory Prepayment. Upon an Acceleration. If the Existing Growth Capital Loan is accelerated following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (A) all outstanding principal, plus accrued and unpaid interest thereon, plus (B) the Growth Capital Prepayment Fee, plus (C) the Growth Capital Final Payment, plus (D) all other sums, if any, that shall have become due and payable hereunder in connection with the Existing Growth Capital Loan.

2.1.3    Existing Supplemental Growth Capital Loan.

(a)    Availability. Borrower acknowledges that Bank has previously made a term loan to Borrower pursuant to the Prior Loan Agreement which, as of the Effective Date, has an outstanding principal balance of Two Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars and 70/100 ($2,166,666.70) (the "Existing Supplemental Growth Capital Loan"). Borrower hereby unconditionally promises to pay to Bank the Existing Supplemental Growth Capital Loan in accordance with the terms of this Agreement. After repayment, the Existing Supplemental Growth Capital Loan (or any portion thereof) may not be reborrowed. Borrower acknowledges that there is no further availability or borrowings permitted with respect to the Existing Supplemental Growth Capital Loan.

(b)    Repayment. Commencing on the first Payment Date of the month following the month in which the Effective Date occurs, and continuing on each Payment Date thereafter, Borrower shall repay the Existing Supplemental Growth Capital Loan in (i) twenty-six (26) consecutive equal monthly installments of principal in the amount of Eighty-Three Thousand Three Hundred Thirty-Three Dollars and 34/100 ($83,333.34) plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.3(a)(iii). All outstanding principal and accrued interest under the Existing Supplemental Growth Capital Loan, and all other outstanding Obligations with respect to such Existing Supplemental Growth Capital Loan, are due and payable in full on the Existing Supplemental Growth Capital Loan Maturity Date.

(c)    Voluntary Prepayment. So long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of the Existing Supplemental Growth Capital Loan, provided Borrower (A) delivers written notice to Bank of its election to prepay the Existing Supplemental Growth Capital Loan at least ten (10) days prior to such prepayment, and (B) pays, on the date of such prepayment, (1) all outstanding principal, plus accrued and unpaid interest thereon, plus (2) the Supplemental Growth Capital Prepayment Fee, plus (3) the Supplemental Growth Capital Final Payment, plus (4) all other sums, if any, that shall have become due and payable hereunder in connection with the Existing Supplemental Growth Capital Loan. Notwithstanding anything in this Agreement, Bank agrees to waive the Supplemental Growth Capital Prepayment Fee, if Bank closes on the refinance or redocumentation of the Existing Supplemental Growth Capital Loan under another division of Bank (in its sale and absolute discretion) prior to the Existing Supplemental Growth Capital Loan Maturity Date.

(d)    Mandatory Prepayment Upon an Acceleration. If the Existing Supplemental Growth Capital Loan is accelerated following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (A) all outstanding principal, plus accrued and unpaid interest thereon, plus (B) the Supplemental Growth Capital Prepayment Fee, plus (C) the Supplemental Growth Capital Final Payment, plus (D) all other sums, if any, that shall have become due and payable hereunder in connection with the Existing Supplemental Growth Capital Loan.

2.1.4    2016 Term Loan Advances.

(a)    Availability. Subject to the terms and conditions of this Agreement, during the Draw Period, Bank shall make advances (each, a "2016 Term Loan Advance" and collectively, the "2016 Term Loan Advances") available to Borrower in an aggregate original principal amount not to exceed Four Million Dollars ($4,000,000.00). After repayment, no 2016 Term Loan Advance (or any portion thereof) may be reborrowed.

(b)    Interest Period. Commencing on the first (1st) Payment Date of the month following the month in which the Funding Date for the applicable 2016 Term Loan Advance occurs, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest on the principal amount of each 2016 Term Loan Advance at the rate set forth in Section 2.3(a)(iv).

(c)    Repayment. Commencing on June 1, 2017, Borrower shall repay the 2016 Term Loan Advances in (i) thirty (30) equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.3(a)(iv). All outstanding principal and accrued and unpaid interest with respect to the 2016 Term Loan Advances, and all other outstanding Obligations with respect to the 2016 Term Loan Advances, are due and payable in full on the 2016 Term Loan Maturity Date.

(d)    Mandatory Prepayment Upon an Acceleration. If a 2016 Term Loan Advance is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest, (ii) the 2016 Prepayment Premium, (iii) the 2016 Final Payment, plus (iv) all other sums, if any, that shall have become due and payable hereunder, including interest at the 2016 Term Loan Default Rate with respect to any past due amounts.

(e)    Permitted Prepayment of 2016 Term Loan Advances. Borrower shall have the option to prepay all, but not less than all, of the 2016 Term Loan Advances advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay the 2016 Term Loan Advances at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the 2016 Prepayment Premium, (C) the 2016 Final Payment, plus (D) all other sums, if any, that shall have become due and payable, including interest at the 2016 Term Loan Default Rate with respect to any past due amounts. Notwithstanding anything in this Agreement, Bank agrees to waive the 2016 Prepayment Premium, if Bank closes on the refinance or redocumentation of the 2016 Term Loan Advances under another division of Bank (in its sole and absolute discretion) prior to the 2016 Term Loan Maturity Date.

2.2    Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus (b) the Term Loan Reserve Amount, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the "Overadvance"). Without limiting Borrower's obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.2    Payment of Interest on the Credit Extensions.

(a)    Interest.

(i)    Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to (1) at all times when a Streamline Period is not in effect, one and one-half of one percent (1.50%) above the Prime Rate and (2) at all times when a Streamline Period is in effect, three-quarters of one percent (0.75%)

above the Prime Rate, provided, however, with respect to Purchase Order Advances, the rate shall be equal to two and one-half of one percent (2.50%) above the Prime Rate, which interest shall, in each case, be payable monthly in accordance with Section 2.3(d) below.

(ii)    Existing Growth Capital Loan. Subject to Section 2.3(b), the principal amount outstanding under the Existing Growth Capital Loan shall accrue interest at a floating per annum rate equal to two and one-quarter of one percent (2.25%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(d) below.

(iii)    Existing Supplemental Growth Capital Loan. Subject to Section 2.3(b), the principal amount outstanding under the Supplemental Existing Growth Capital Loan shall accrue interest at a floating per annum rate equal to one percent (1.0%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(d) below.

(iv)    2016 Term Loan Advances. Subject to Section 2.3(b), the principal amount outstanding for each 2016 Term Loan Advance shall accrue interest a floating per annum rate equal to three-quarters of one percent (0.75%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(d) below.

(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations (which will exclude, for the avoidance of doubt, any Obligations under any Bank Services or Bank Services Agreement) shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto (the "Default Rate") unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)    Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)    Payment: Interest Computation. Interest is payable monthly on the Payment Date and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4    Fees. Borrower shall pay to Bank:

(a)    Revolving Line Commitment Fee. A fully earned, non-refundable Revolving Line commitment fee of Fifty Thousand Dollars ($50,000.00), on the Effective Date;

(b)    Revolving Line Termination Fee. Upon termination of this Agreement or the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to One Hundred Thousand Dollars ($100,000.00) (the "Revolving Line Termination Fee"), provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from Bank or any Affiliate of Bank;

(c)    Revolving Line Anniversary Fee. A non-refundable anniversary fee of Fifty Thousand Dollars ($50,000.00) (the "Revolving Line Anniversary Fee"), which shall be due and payable on the date that is one (1) year from the Effective Date;

(d)    Growth Capital Prepayment Fee. The Growth Capital Prepayment Fee, when due hereunder;

(e)    Growth Capital Final Payment. The Growth Capital Final Payment, when due hereunder;

(f)    Supplemental Growth Capital Prepayment Fee. The Supplemental Growth Capital Prepayment Fee, when due hereunder;

(g)    Supplemental Growth Capital Final Payment. The Supplemental Growth Capital Final Payment Fee, when due hereunder;

(h)    Exit Event Fee. A fully-earned fee (the "Exit Event Fee"), in addition to the Supplemental Exit Event Fee, the Second Supplemental Exit Event Fee and the Third Supplemental Exit Event Fee, due and payable upon the occurrence of a Liquidity Event; provided, however, that no Exit Event Fee shall be due if no Liquidity Event occurs on or before April 26, 2023. The Exit Event Fee shall be in an amount equal to Fifty Thousand Dollars ($50,000.00); provided, however, that if the aggregate proceeds from the Liquidity Event are less than Sixty Million Dollars ($60,000,000.00), there shall be no Exit Event Fee. Borrower's obligation to pay the Exit Event Fee shall survive the termination of this Agreement;

(i)    Supplemental Exit Event Fee. A fully-earned fee (the "Supplemental Exit Event Fee"), in addition to the Exit Event Fee, the Second Supplemental Exit Event Fee and the Third Supplemental Exit Event Fee, in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00), due and payable upon the occurrence of a Liquidity Event; provided, however, that (a) no such Supplemental Exit Event Fee shall be due if the aggregate proceeds from the Liquidity Event are less than Sixty Million Dollars ($60,000,000.00) or if no Liquidity Event occurs on or before October 31, 2023, and (b) if the aggregate proceeds from the Liquidity Event are equal to or greater than Sixty Million Dollars ($60,000,000.00) but less than One Hundred Sixty Million Dollars ($160,000,000.00) then the Supplemental Exit Fee shall only be Seventy-Five Thousand Dollars ($75,000.00). Borrower's obligation to pay the Supplemental Exit Event Fee shall survive the termination of this Agreement;

(j)    Second Supplemental Exit Event Fee. A fully-earned fee (the "Second Supplemental Exit Event Fee"), in addition to the Exit Event Fee, the Supplemental Exit Event Fee and the Third Supplemental Exit Event Fee, due and payable upon the occurrence of a Liquidity Event; provided, however, that no Second Supplemental Exit Event Fee shall be due if no Liquidity Event occurs on or before January 30, 2025. The Second Supplemental Exit Event Fee shall be in an amount equal to Forty Thousand Dollars ($40,000.00); provided, however, that if the aggregate proceeds from the Liquidity Event are less than Sixty Million Dollars ($60,000,000.00), there shall be no Second Supplemental Exit Event Fee. Borrower's obligation to pay the Second Supplemental Exit Event Fee shall survive the termination of this Agreement;

(k)    2016 Prepayment Premium. The 2016 Prepayment Premium, when due hereunder;

(l)    2016 Final Payment. The 2016 Final Payment, when due hereunder;

(m)    Third Supplemental Exit Event Fee. is a fully-earned fee (the "Third Supplemental Exit Event Fee"), in addition to the Exit Event Fee, the Supplemental Exit Event Fee and the Second Supplemental Exit Event Fee, due and payable upon the occurrence of a Liquidity Event; provided, however, that no Third Supplemental Exit Event Fee shall be due if no Liquidity Event occurs on or before May 17, 2026. The Third Supplemental Exit Event Fee shall be in an amount equal to Forty Thousand Dollars ($40,000.00); provided, however, that if the aggregate proceeds from the Liquidity Event are less than Sixty Million Dollars ($60,000,000.00), there shall be no Third Supplemental Exit Event Fee. Borrower's obligation to pay the Third Supplemental Exit Event Fee shall survive the termination of this Agreement; and

(n)    Bank Expenses. All Bank Expenses (including reasonable attorneys' fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

(o)    Good Faith Deposit. Borrower has paid to Bank a deposit of Twenty-Five Thousand Dollars ($25,000.00) (the "Good Faith Deposit") to initiate Bank's due diligence review process. Any portion of the Good Faith Deposit not utilized to pay Bank Expenses shall be applied to the commitment fee set forth in Section 2.4(a).

(p)    Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank's obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5    Payments; Application of Payments; Debit of Accounts.

(a)    All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)    Prior to the occurrence of an Event of Default, payments shall be applied as directed by Borrower. Upon and during the continuance of an Event of Default, Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied and Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)    Bank may debit any of Borrower's deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

2.6    Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3    CONDITIONS OF LOANS

3.1    Conditions Precedent to Initial Credit Extension. Bank's obligation to make the initial Credit Extension, on or after the Effective Date, is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)    the duly executed original signatures to the Mezzanine Loan Agreement and satisfaction of all conditions precedent thereto;

(b)    duly executed original signatures to the Loan Documents;

(c)    duly executed original signatures to the Control Agreements;

(d)    the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower's jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(e)    duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(f)    duly executed original signature to a payoff letter from Eastward Fund Management, LLC ("Eastward");

(g)    evidence that (i) the Liens securing Indebtedness owed by Borrower to Eastward will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(h) certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with such initial Credit Extension, will be terminated or released;

(i)    the Perfection Certificate of Borrower, together with the duly executed original signature thereto;

(j)    a legal opinion of Borrower's counsel dated as of the Effective Date together with the duly executed original signature thereto;

(k)    evidence satisfactory to Bank that the insurance policies and endorsements required by

Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(l)    payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof,

3.2    Conditions Precedent to all Credit Extensions. Bank's obligations to make each Credit Extension, on or after the Effective Date, including the initial Credit Extension on or after the Effective Date, is subject to the following conditions precedent:

(a)    except as otherwise provided in Section 3.5, (i) with respect to requests for Advances, timely receipt of an executed Transaction Report and (ii) with respect to the 2016 Term Loan Advances, timely receipt of an executed Payment!Advance Form;

(b)    the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and/or on the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)    Bank determines to its reasonable satisfaction that there has not been a Material Adverse Change.

3.3    Intentionally Omitted.

3.2    Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower's obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank's sole discretion.

3.5    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of the Credit Extension. In connection with such notification, Borrower must promptly deliver to Bank by electronic mail a (i) with respect to the 2016 Term Loan Advances, a Payment/Advance Form executed by a Responsible Officer or an Authorized Signer and (ii) with respect to the Advances, completed Transaction Report executed by an Authorized Signer together with such other reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion. Bank shall credit proceeds of a Credit Extension to the Designated Deposit Account. Bank may make Credit Extension under this Agreement based on instructions from an Authorized Signer or without instructions if the Credit Extensions are necessary to meet Obligations which have become due.

3.6    Post-Closing Conditions. Borrower use commercially reasonable efforts to deliver to Bank, within thirty (30) days after the Effective Date, a landlord's consent in favor of Bank for Borrower's leased locations at 3400 and 3450 West Warren Avenue, Fremont, California 94538, by the landlord thereof, together with the duly executed original signatures thereto.

4    CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein. The Collateral may also be subject to Permitted Liens.

If this Agreement is terminated, Bank's Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank's obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred percent (100.0%); and (y) if such Letters of Credit are denominated in a Foreign

Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2    Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral. The Collateral may also be subject to Permitted Liens. If Borrower shall acquire a commercial tort claim with demand for recovery in excess of One Hundred Thousand Dollars ($100,000.00), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3    Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank's interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as "all assets of the Debtor" or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank's discretion.

5    REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1    Due Organization, Authorization; Power and Authority. Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower's business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled "Perfection Certificate" (the "Perfection Certificate"). Borrower represents and warrants to Bank that, except as may have been updated by a notification to Bank pursuant to Section 7.2, (a) Borrower's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower's organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower's place of business, or, if more than one, its chief executive office as well as Borrower's mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower's organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower's organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower's business.

5.2    Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank's Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein, to the extent required by the terms of Section 6.8(b). To Borrower's knowledge, the Accounts are bona fide, existing obligations of the Account Debtors.

All unreserved Inventory is in all material respects of good and marketable quality, free from material defects.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2. None of the components of the Collateral are currently being maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2 of this Agreement.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. To Borrower's knowledge, each Patent which it owns or purports to own and which is material to Borrower's business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower's business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower's knowledge, no claim has been made in writing that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower's business. Except as noted on the Perfection Certificate, or with respect to which notice is provided pursuant to Section 6.9(c) hereof, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3    Accounts Receivable; Purchase Orders.

(a)    For each Account with respect to which Advances are requested, and each Account included in the Borrowing Base, such Account shall be an Eligible Account.

(b)    For each Purchase Order with respect to which Advances are requested, and each Purchase Order included in the Borrowing Base, such Purchase Order shall be an Eligible Purchase Order.

(c)    All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts and the Eligible Purchase Orders are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account and each Eligible Purchase Order shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts or Eligible Purchase Orders in any Transaction Report. To the best of Borrower's knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts and all Eligible Purchase Orders are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4    Litigation. Except as disclosed pursuant to Section 6.2(k), there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened in writing by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.5    Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations, each as determined in accordance with GAAP, as of the dates and for the periods presented (except with respect to unaudited financial statements, subject to normal year-

end adjustments and for the absence of footnotes). There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6    Solvency. The fair salable value of Borrower's consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower's liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts generally (including trade debts) as they mature.

5.7    Regulatory Compliance. Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of; made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted in all material respects.

5.8    Subsidiaries; Investments. Borrower does not own any stock, partnership, or other interest or other equity securities except for Permitted Investments.

5.9    Tax Returns and Payments; Pension Contributions. Borrower and each Subsidiary have timely filed all required tax returns and reports, and Borrower and each Subsidiary have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000.00). Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a "Permitted Lien". Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of; or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions on or after the Effective Date for general corporate purposes, including as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11    Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that any projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results),

5.12    Definition of "Knowledge." For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower's knowledge or awareness, to the "best of' Borrower's knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6    AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1    Government Compliance.

(a)    Maintain its and all its Subsidiaries' legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower's business.

(b)    Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Pursuant to the terms of the prior sentence, Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2    Financial Statements, Reports, Certificates. Provide Bank with the following:

(a)    a Transaction Report (and any schedules related thereto) (i) with each request for an Advance, (ii) no later than Friday of each week when a Streamline Period is not in effect and there are outstanding Obligations in connection with Advances, and (iii) within thirty (30) days after the end of each month (1) when a Streamline Period is in effect or (2) when a Streamline Period is not in effect and there are no outstanding Obligations in connection with Advances;

(b)    within thirty (30) days after the end of each month, on a consolidated and consolidating basis with respect to Borrower and its Subsidiaries, (i) monthly accounts receivable agings, aged by invoice date, (ii) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (iii) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, Deferred Revenue report (on a consolidated basis only), and general ledger;

(c)    as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower's and each of its Subsidiary's operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the "Monthly Financial Statements");

(d)    within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and such other information as Bank may reasonably request, including, without limitation, if requested by Bank in writing, a statement that at the end of such month there were no held checks;

(e)    as soon as available, but no later than thirty (30) days after approval by Borrower's Board, and at least annually, annual financial projections for the following fiscal year approved by Borrower's Board and commensurate in form and substance with those provided to Borrower's venture capital investors, together with any related business forecasts used in the preparation of such annual financial plans and projections;

(f)    as soon as available, but no later than two hundred seventy (270) days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(g)    in the event that Borrower becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower's website on the Internet at Borrower's website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(h)    provide Bank within thirty (30) days after the last day of each month and with each request for an Advance, a Purchase Order report.

(i)    at least annually, and within thirty (30) days after Board approval, any 409A valuation report prepared by or at the direction of Borrower;

(j)    within five (5) days of delivery, copies of all statements, reports and notices made available to all of Borrower's security holders or to any holders of Subordinated Debt;

(k)    prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000.00) or more; and

(l)    other financial information reasonably requested by Bank.

6.3    Accounts Receivable.

(a)Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank's standard forms; provided, however, that Borrower's failure to execute and deliver the same shall not affect or limit Bank's Lien and other rights in all of Borrower's Accounts, nor shall Bank's failure to advance or lend against a specific Account affect or limit Bank's Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or. at Bank's request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b)    Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts if such disputes or claims exceed Two Hundred Fifty Thousand Dollars ($250,000.00) individually or in the aggregate. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm's-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.

(c)    Collection of Accounts. Borrower shall direct each Account Debtor to deliver or transmit all proceeds of Accounts into a lockbox account or such other "blocked account" as specified by Bank (either such account, the "Cash Collateral Account"). Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account. All amounts received in the Cash Collateral Account will be (i) applied to immediately reduce the Obligations under the Revolving Line when a Streamline Period is not in effect, or (ii) if no Event of Default exists, transferred to Borrower's operating accounts with Bank when a Streamline Period is in effect.

(d)    Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory with a book value in excess of One Hundred Thousand Dollars ($ 100,000.00) to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(e)    Verification. With advance notice to Borrower (provided that no such advance notice is required if an Event of Default has occurred and is continuing), Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank's security interest in such Account.

(f)    No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4    Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all cash proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower. to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 2.5(b) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm's length transaction for an aggregate purchase price of Five Hundred Thousand Dollars ($500,000.00) or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5    Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except as otherwise permitted by Section 5.9 hereof, and shall deliver to Bank. on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6    Access to Collateral; Books and Records. At reasonable times, on three (3) Business Days' notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower's Books. The foregoing inspections and audits shall be conducted at Borrower's expense and no more often than once every twelve (12) months (or more frequently as Bank determines in its sole discretion that conditions warrant) unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The charge therefor shall be One Thousand Dollars ($1,000.00) per person per day (or such higher amount as shall represent Bank's then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank's rights or remedies) Borrower shall pay Bank a fee of One Thousand Dollars ($1,000.00) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7    Insurance.

(a)    Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower's industry and location, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender's loss payable endorsement showing Bank as lender loss payee as its interest may appear, and all liability policies shall show, or have endorsements showing. Bank as an additional insured.

(b)    Ensure that proceeds payable under any property policy are, at Bank's option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of casualty policies up to Five Hundred Thousand Dollars ($500,000.00) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired property subject to the casualty loss and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest to the extent the destroyed or damaged property consists of Collateral, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

(c)    At Bank's request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank twenty (20) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8    Operating Accounts.

(a)    Maintain Borrower's and its Subsidiaries' primary depository, operating and securities accounts with Bank and Bank's Affiliates, provided that accounts in the name of Borrower at Bank and Bank's Affiliates shall represent at least sixty percent (60.0%) of the dollar value of Borrower's and such Subsidiaries' accounts at all financial institutions. Borrower shall conduct all letters of credit and foreign exchange transactions through Bank, provided Bank has the ability to offer such products on competitive terms, including price.

(b)    Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank's Affiliates. Except as permitted in clause (a) above, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank's Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower's employees and identified to Bank by Borrower as such or (ii) accounts maintained by Borrower with other financial institutions so long the aggregate balance of all such accounts which are not subject to a Control Agreement at no time exceeds Seventy-Five Thousand Dollars ($75,000.00).

6.9    Protection and Registration of Intellectual Property Rights.

(a)    (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property material to Borrower's business; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower's business to be abandoned, forfeited or dedicated to the public without Bank's written consent.

(b)    Prior to the occurrence of the IP Release Event, to the extent not already disclosed in writing to Bank, if Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall provide written notice in connection with the delivery to Bank of the Compliance Certificate pursuant to Section 6.2 and shall execute such intellectual property security agreements and other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. Prior to the occurrence of the IP Release Event, if Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower's intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Prior to the occurrence of the IP Release Event, in connection with the delivery to Bank of the Compliance Certificate pursuant to Section 6.2, Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Bank to perfect and maintain a first priority perfected security interest in such property.

(c)    Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public, provided that "over-the-counter software" shall include any software that is available to Borrower on commercially reasonable terms). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed "Collateral" and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank's rights and remedies under this Agreement and the other Loan Documents.

6.10    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.11    Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

7    NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank's prior written consent:

7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of property (i) between or among a Borrower and Guarantors that have granted a first priority Lien on their assets to Bank, (ii) between or among a Borrower to another Borrower, (iii) from a Subsidiary to a Borrower or to a Guarantor that has granted a first priority Lien on its assets to Bank, or (iv) from a Subsidiary that is not a party to this Agreement to another Subsidiary that is not a party to this Agreement, and (e) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and/or for tax purposes.

7.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) have a change in Borrower's Chief Executive Officer or Chief Financial Officer and a replacement satisfactory to Borrower's Board is not made within one hundred eighty (180) days after his departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least ten (10) days prior written notice to Bank: (I) add any new offices or business locations not already disclosed on the Perfection Certificate, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in Borrower's assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, (5) change any organizational number (if any) assigned by its jurisdiction of organization, or (6) deliver any portion of the Collateral to a bailee (excluding Non-U.S. Contract Manufacturers), unless such bailee location contains less than Five Hundred Thousand Dollars ($500,000.00) in Borrower's assets or property.

Borrower hereby agrees upon Borrower adding any new office or business location, including any warehouse (but in all cases, excluding Non-U.S. Contract Manufacturers), Borrower shall use commercially reasonable efforts to cause its landlord to enter into a landlord consent in favor of Bank prior to such new office or business location containing Five Hundred Thousand Dollars ($500,000.00) of Collateral.

Borrower hereby agrees that prior to Borrower delivering any Collateral to a bailee (but in all cases, excluding Non-U.S. Contract Manufacturers), Borrower shall use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank unless such bailee location contains less than Five Hundred Thousand Dollars ($500,000.00) in Borrower's assets or property.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except (i) that a Subsidiary may merge or consolidate into another Subsidiary or into Borrower and (ii) for Permitted Acquisitions.

7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein except for Permitted Liens, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower's or any Subsidiary's Intellectual Property, except (i) as is otherwise permitted in Section 7.1 of this Agreement and the definition of "Permitted Liens" herein and (ii) pursuant to merger or acquisition agreements where Borrower will indefeasibly repay all Obligations of Borrower to Bank in full upon the consummation of the merger.

7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7    Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) pay dividends solely in common stock, (iii) repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed Five Hundred Thousand Dollars ($500,000.00) per fiscal year, and (iv) make payments in lieu of fractional shares.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person, (ii) transactions permitted pursuant to Section 7.3 and 7.7, and (iii) equity and bridge financings with Borrower's existing investors, provided that such equity financings are not prohibited by Section 7.2 and such bridge financings shall constitute Subordinated Debt.

7.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) except as otherwise permitted pursuant to the terms of the subordination, intercreditor, or other similar agreement to which Subordinated Debt is subject, amend any provision in any document relating to the Subordinated Debt which would increase the amount owed by Borrower thereof, shorten the maturity thereof, increase the rate of interest applicable thereto or adversely affect the subordination thereof to Obligations owed to Bank.

7.10    Compliance. Become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower's business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8    EVENTS OF DEFAULT

Anyone of the following shall constitute an event of default (an "Event of Default") under this Agreement:

8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2    Covenant Default.

(a)    Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.7, 6.8, or 6.10, or violates any covenant in Section 7; or

(b)    Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten

(10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period), Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3    Material Adverse Change. A Material Adverse Change occurs;

8.4    Attachment; Levy; Restraint on Business.

(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower's assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (0) day cure period; or

(b)    (i) any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5    Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6    Other Agreements. There is (a) a default under any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties. whether or not exercised, to accelerate the maturity of any Indebtedness in an amount, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000.00) or (b) any breach or default by Borrower or Guarantor under any agreement, the result of which could reasonably be expected to have a material adverse effect on Borrower's or any Guarantor's business;

8.7    Judgments; Penalties. One or more final judgments. orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8    Misrepresentations. Borrower or any officer of Borrower acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9    Subordinated Debt. Any subordination agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the subordination agreement, except, in each case, as may be permitted pursuant to the terms of such subordination agreement;

8.10    Governmental Approvals. Any material Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

8.11    Mezzanine Loan Agreement. The occurrence of an Event of Default (as defined in the Mezzanine Loan Agreement) under the Mezzanine Loan Agreement.

9    BANK'S RIGHTS AND REMEDIES

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)    stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)    for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to one hundred percent (100.0%) (one hundred ten percent (110.0%) for Letters of Credit denominated in a Foreign Currency) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)    terminate any FX Contracts;

(e)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank's security interest in such funds;

(f)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

(g)    apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;

(h)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit;

(i)    place a "hold" on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)    demand and receive possession of Borrower's Books; and

(k)    exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2    Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower's name on any checks or other forms of payment or security; (b) sign Borrower's name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower's insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower's name on any documents necessary to perfect or continue the perfection of Bank's security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank's foregoing appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

9.2    Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.3    Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5    Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices and Section 9-207 of the Code regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Except as set forth above, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6    No Waiver; Remedies Cumulative. Bank's failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank's rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7    Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10    NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid: or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.    Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Quantenna Communications, Inc.
3450 West Warren Avenue
Fremont, CA 94538
Attn: Chief Financial Officer
Fax: 510-743-2261
Email: pmorali@quantenna.com

with a copy to:	Quantenna Communications, Inc.
3450 West Warren Avenue
Fremont, CA 94538
Attn: General Counsel
Email: TMacMitchell@quantenna.com

If to Bank:	Silicon Valley Bank
2400 Hanover Street
Palo Alto, CA 94304
Attn: Bryce Gerber
Email: BGerber@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3455
Email: DEphraim@riemerlaw.com

11    CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND .JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided to Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower's actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES' AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure § 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12    GENERAL PROVISIONS

12.1    Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement's termination shall continue to survive notwithstanding this Agreement's termination.

12.2    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank's prior written consent (which may be granted or withheld in Bank's discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3    Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an "Indemnified Person") harmless against: (i) all obligations, demands, claims, and liabilities (collectively, "Claims") claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents except for Claims caused by Bank's gross negligence or willful misconduct; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys' fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person's gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4    Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.5    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.6    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection. such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.7    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.8    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.9    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.10    Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank's Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, each a "Bank Entity" and collectively, the "Bank Entities") provided that such Subsidiaries or Affiliates shall be bound by the confidentiality provisions set forth in this Section 12.10; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee's or purchaser's agreement to the terms of this Section 12.10); (c) as required by law, regulation, subpoena, or other order; (d) to Bank's regulators or as otherwise required in connection with Bank's examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is: (i) in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party on a non-confidential basis if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11    Attorneys' Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12    Electronic Execution of Documents. The words "execution," "signed," "signature" and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation. any state law based on the Uniform Electronic Transactions Act.

12.13    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm's-length contract.

12.16    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17    Release of Intellectual Property. Upon the occurrence of the IP Release Event, provided that no Event of Default exists, the Collateral set forth in Exhibit A hereto shall be deemed amended to simultaneously replace Exhibit A hereto in its entirety and inserting in lieu thereof Exhibit F attached hereto. Borrower has granted to the Bank a continuing security interest in the assets described in Exhibit F at all times hereunder. At Borrower's sole cost and expense, upon the occurrence of the IP Release Event, provided that no Event of Default exists, Bank shall execute and deliver to Borrower all releases, amendments, terminations, and other instruments as may be necessary or proper to release its Liens in the Intellectual Property of Borrower, granted herein, including, without limitation, UCC financing statement amendments and appropriate filings with the U.S. Copyright Office and the U.S. Patent and Trademark Office.

12.18    Future Loan Arrangements. In the event Borrower establishes an operating company in Singapore or Hong Kong (the "New Foreign Entity") and Accounts are billed from and payable to such New Foreign Entity, Bank shall use best efforts to enter into a loan arrangement with such New Foreign Entity, conditioned upon and subject to Bank's then current credit underwriting criteria and limitation on Bank's ability to lend in such jurisdiction, regulatory and tax issues affecting Bank, as well as, and including without limitation, the following: (i) completion of all due diligence reviewed by Bank in its sole discretion, (ii) a cap on the maximum principal amount of all revolving lines with Borrower, New Foreign Entity and Bank not exceeding Twenty Million Dollars ($20,000,000.00) in the aggregate, (iii) New Foreign Entity entering into a loan agreement and security and debenture agreements which shall provide for, among other things, full dominion of funds and a first priority Lien on all of the assets of New Foreign Entity in favor of Bank, and (iv) Borrower providing Bank with a secured guaranty guaranteeing all obligations of New Foreign Entity to Bank. Any documentation of a future facility shall also be in form and substance and subject to documentation acceptable to Bank, and the payment of all of the Bank's fees and expenses in connection with such facility.

13    DEFINITIONS

13.1    Definitions. As used in the Loan Documents, the word "shall" is mandatory, the word "may" is permissive, the word "or" is not exclusive, the words "includes" and "including" are not limiting, and the singular includes the plural. As used in this Agreement, the following capitalized terms have the following meanings:

"2016 Final Payment" is, for each 2016 Term Loan Advance, a payment (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) equal to the original principal amount of such 2016 Term Loan Advance extended by Bank to Borrower multiplied by the 2016 Final Payment Percentage, due on the earliest to occur of (a) the 2016 Term Loan Maturity Date, (b) the acceleration of the 2016 Term Loan Advances, (c) the prepayment of such 2016 Term Loan Advance pursuant to Section 2.1.4(d) or 2.1.4(e), (d) the repayment in full of all Obligations under the 2016 Term Loan Advance, or (e) the termination of this Agreement.

"2016 Final Payment Percentage" is three percent (3.0%).

"2016 Prepayment Premium" shall be an additional fee payable to Bank in amount equal to:

(a)    for a prepayment of a 2016 Term Loan Advance made on or prior to the first (1st) anniversary of the Effective Date, three percent (3.0%) of the then outstanding principal amount of such 2016 Term Loan Advance as of the date immediately and prior to such prepayment; and

(b)    for a prepayment of a 2016 Term Loan Advance made after the first (1st) anniversary of the Effective Date, but on or prior to the second (2nd)anniversary of the Effective Date, two percent (2.0%) of the then outstanding principal amount of such 2016 Term Loan Advance as of the date immediately and prior to such prepayment; and

(c)    for a prepayment of a 2016 Term Loan Advance made after the second (2nd)anniversary of the Effective Date, but prior to the 2016 Term Loan Maturity Date, one percent (1.0%) of the then outstanding principal amount of such 2016 Term Loan Advance as of the date immediately and prior to such prepayment.

"2016 Term Loan Advance" and "2016 Term Loan Advances" are each defined in Section 2.1.4(a).

"2016 Term Loan Maturity Date" is November 1,2019.

"Account" is any "account" as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

"Account Debtor" is any "account debtor" as defined in the Code with such additions to such term as may hereafter be made.

"Acquisition" is (a) the purchase or other acquisition by Borrower or any Subsidiary of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of merger, consolidation, or otherwise) by Borrower or any Subsidiary of all or substantially all of the stock or other equity interest of any other Person.

"Adjusted Quick Ratio" is the ratio of (a) Quick Assets to (b) Current Liabilities minus the current portion of Deferred Revenue.

"Advance" or "Advances" means a revolving credit loan (or revolving credit loans) under the Revolving Line.

"Affiliate" is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

"Agreement" is defined in the preamble hereof.

"Amended and Restated Stock Pledge Agreement" is that certain Amended and Restated Stock Pledge Agreement executed and delivered by Borrower to Bank dated as of the Effective Date, as amended, modified, supplemented, and/or restated from time to time.

"Authorized Signer" is any individual listed in Borrower's Borrowing Resolution who is authorized to execute the Loan Documents, including any Credit Extension request, on behalf of Borrower.

"Availability Amount" is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base, minus (b) the outstanding principal balance of any Advances and minus (c) the Term Loan Reserve Amount.

"Bank" is defined in the preamble hereof.

"Bank Entities" is defined in Section 12.10.

"Bank Expenses" are all audit fees and expenses, costs, and expenses (including reasonable attorneys' fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

"Bank Services" are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank's various agreements related thereto (each, a "Bank Services Agreement").

"Bank Services Agreement" is defined in the definition of Bank Services.

"Board" means Borrower's board of directors.

"Borrower" is defined in the preamble hereof.

"Borrower's Books" are all Borrower's books and records including ledgers, federal and state tax returns, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

"Borrowing Base" is (a) eighty percent (80.0%) of Eligible Accounts plus, (b) only when a Streamline Period is in effect, without duplication of (a), the lesser of (i) sixty percent (60.0%) of the value of Borrower's Eligible Purchase Orders or (ii) Two Million Dollars ($2,000,000.00), as determined by Bank from Borrower's most recent Transaction Report; provided, however, that Bank has the right to decrease the foregoing percentages based on the results of inspections and/or audits of the Collateral performed pursuant to Section 6.6 hereof.

"Borrowing Resolutions" are, with respect to any Person, those resolutions adopted by such Person's board of directors (and, if required under the terms of such Person's Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

"Business Day" is any day that is not a Saturday, Sunday or a day on which Bank is closed.

"Cash Collateral Account" is defined in Section 6.3( c).

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (c) Bank's certificates of deposit issued maturing no more than one (I) year after issue; (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition; and (d) at any time after an Initial Public Offering resulting in Borrower's receipt of unrestricted and unencumbered net cash proceeds in an amount of at least Twenty-Five Million Dollars ($25,000,000), any Investments permitted by Borrower's Board approved investment policy, as amended from time to time.

"Change in Control" means at any time, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower's equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction.

"Claims" is defined in Section 12.3.

"Code" is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank's Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

"Collateral" is any and all properties, rights and assets of Borrower described on (a) prior to the occurrence of the IP Release Event, Exhibit A, and (b) on and after the occurrence of the IP Release Event, Exhibit E.

"Collateral Account" is any Deposit Account, Securities Account, or Commodity Account.

"Commodity Account" is any "commodity account" as defined in the Code with such additions to such term as may hereafter be made.

"Compliance Certificate" is that certain certificate in the form attached hereto as Exhibit B.

"Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

"Control Agreement" is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

"Copyrights" are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

"Credit Extension" is any Advance, the Existing Growth Capital Loan, the Existing Supplemental Growth Capital Loan, each 2016 Term Loan Advance, any Overadvance, or any other extension of credit by Bank for Borrower's benefit.

"Currency" is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

"Current Liabilities" are all obligations and liabilities of Borrower to Bank (provided that only the current portion of the obligations of Borrower to Bank under the Existing Growth Capital Loan, the Existing Supplemental Growth Capital Loan, and the 2016 Term Loan Advances shall be included), plus, without duplication, the aggregate amount of Borrower's Total Liabilities that mature within one (I) year; provided, however, that in no event will Current Liabilities include any of Borrower's obligations to Bank under the Mezzanine Loan Agreement and any Obligations under Bank Services Agreements.

"Default" means any event which with notice or passage of time or both, would constitute an Event of Default.

"Default Rate" is defined in Section 2.3(b).

"Deferred Revenue" is all amounts received or invoiced, as appropriate in advance of performance under contracts and not yet recognized as revenue.

"Deposit Account" is any "deposit account" as defined in the Code with such additions to such term as may hereafter be made.

"Designated Deposit Account" is Borrower's account number ending in [___] (last three digits) maintained with Bank.

"Dollars," "dollars" or use of the sign "$" means only lawful money of the United States and not any other currency, regardless of whether that currency useS the "$" sign to denote its currency or may be readily converted into lawful money of the United States.

"Dollar Equivalent" is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

"Domestic Subsidiary" means a Subsidiary organized under the laws of the United States or any slate or territory thereof or the District of Columbia.

"Draw Period" is the period of time commencing upon the Effective Date and continuing through May 17, 2017.

"Eastward" means Eastward Fund Management, LLC.

"Effective Date" is defined in the preamble hereof.

"Eligible Accounts" means Accounts which arise in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria based on the results of inspections and/or audits of the Collateral performed pursuant to Section 6.6 hereof. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)    Accounts for which the Account Debtor is Borrower's Affiliate, officer, employee, or agent, and Accounts that are intercompany Accounts;

(b)    Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c)    Accounts owing from an Account Debtor, in which fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;

(d)    Accounts with credit balances over ninety (90) days from invoice date;

(e)    Accounts owing from an Account Debtor which does not have its principal place of business in the United States unless such accounts (i) are Eligible Foreign Accounts, or (ii) are approved in writing by Bank in its sole discretion on a case-by-case basis;

(f)    Accounts billed from and/or payable to Borrower outside of the United States;

(g)    Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise -sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts);

(h)    Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i)    Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a "sale guaranteed", "sale or return", "sale on approval", or other terms if Account Debtor's payment may be conditional;

(j)    Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k)    Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l)    Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor's satisfaction of Borrower's complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m)    Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n)    Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called "bill and hold" accounts);

(o)    Accounts for which the Account Debtor has not been invoiced;

(p)    Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower's business;

(q)    Accounts for which Borrower has permitted Account Debtor's payment to extend beyond ninety (90) days (including Accounts with a due date that is more than ninety (90) days from invoice date);

(r)    Accounts subject to chargebacks, debit memos or other payment deductions taken by an Account Debtor;

(s)    Accounts arising from product returns and/or exchanges (sometimes called "warranty" or "RMA" accounts);

(t)    Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u)    Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(v)    Accounts owing from an Account Debtor, whose total obligations to Borrower exceed thirty-five percent (35.0%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and

(w)    Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by "refreshed" or "recycled" invoices.

"Eligible Foreign Accounts" are Account Debtors listed on Exhibit E hereof, as such exhibit may be updated from time to time with Bank's prior written consent, which are billed from and/or payable to Borrower in the United States and which have their principal place of business outside of the United States, but which are otherwise Eligible Accounts.

"Eligible Purchase Orders" are non-cancellable Purchase Orders received in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in Section 5.3 of this Agreement, and will result in the creation of an Account due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion. Without limiting the fact that the determination of which Purchase Orders are eligible hereunder is a matter of Bank discretion in each instance, Eligible Purchase Orders shall not include the following Purchase Orders (which listing may be amended or changed in Bank's discretion with notice to Borrower):

(a)    Purchase Orders not due for shipment and customer acceptance within sixty (60) days;

(b)    Purchase Orders which, when shipped and invoiced, would not be an Eligible Account;

(c)    Purchase Orders for which Borrower owes the Account Debtor, but only up to the amount owed (sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts);

(d)    Purchase Orders owing from an Account Debtor, whose total obligations to Borrower exceed thirty-five percent (35.0%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and

(e)    Purchase Orders which are unacceptable to Bank in its good faith business judgment; and

(f)    Purchase Orders which are included as an Eligible Account in the Borrowing Base.

"Equipment" is all "equipment" as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

"ERISA" is the Employee Retirement Income Security Act of 1974, and its regulations.

"Event of Default" is defined in Section 8.

"Exchange Act" is the Securities Exchange Act of 1934, as amended.

"Existing Growth Capital Loan" is defined in Section 2.1.2.

"Existing Growth Capital Loan Maturity Date" is March 1, 2017.

"Existing Supplemental Growth Capital Loan" is defined in Section 2.1.3.

"Existing Supplemental Growth Capital Loan Maturity Date" is July 1, 2018.

"Exit Event Fee" is defined in Section 2.4(h).

"Foreign Currency" means lawful money of a country other than the United States.

"Foreign Subsidiary" means any Subsidiary which is not a Domestic Subsidiary.

"Funding Date" is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

"FX Contract" is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

"GAAP" is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

"General Intangibles" is all "general intangibles" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

"Good Faith Deposit" is defined in Section 2.4(o).

"Governmental Approval" is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

"Governmental Authority" is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

"Growth Capital Final Payment" is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due under the Existing Growth Capital Loan, equal to the original principal amount advanced to Borrower under the Existing Growth Capital Loan multiplied by four percent (4.0%), due on the earliest to occur of (a) the Existing Growth Capital Loan Maturity Date, (b) the acceleration of the Existing Growth Capital Loan, (c) the prepayment of such Existing Growth Capital Loan pursuant to Section 2.1.2(c) or 2.1.2(d), (d) the repayment in full of all Obligations under the Existing Growth Capital Loan, or (e) the termination of this Agreement.

"Growth Capital Prepayment Fee" shall be an amount equal to (i) two percent (2.0%) of the outstanding principal balance under the Existing Growth Capital Loan if the principal balance of the Existing Growth Capital Loan is prepaid after October I, 2015 but on or before October I, 2016, or (iii) one percent (1.0%) of the outstanding principal balance under the Existing Growth Capital Loan if the principal balance of the Existing Growth Capital Loan is prepaid after October 1, 2016 but on or before the Existing Growth Capital Loan Maturity Date.

"Guarantor" is any present or future guarantor of the Obligations under the Loan Documents.

"Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations (as such term is understood under GAAP as in effect on the date hereof), and (d) Contingent Obligations.

"Indemnified Person" is defined in Section 12.3.

"Initial Public Offering" is the initial, underwritten offering and sale of Borrower's common stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended.

"Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

"Intellectual Property" means, with respect to any Person, all of such Person's right, title, and interest in and to the following:

(a)    its Copyrights, Trademarks and Patents;

(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)    any and all source code;

(d)    any and all design rights which may be available to such Person;

(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

"Inventory" is all "inventory" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

"Investment" is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

"IP Agreement" is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of the Effective Date, as amended, modified, supplemented, and/or restated from time to time.

"IP Release Event" means, so long as no Event of Default exists, delivery by Borrower to Bank, after the Effective Date, of evidence satisfactory to Bank, in Bank's sole and absolute discretion, that Borrower has achieved net revenue for a period ending after the Effective Date, determined in accordance with GAAP, calculated on a trailing twelve (12) month basis, of at least Ninety-Five Million Dollars ($95,000,000.00).

"Letter of Credit" is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

"Lien" is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

"Liquidity Event" is any of the following: (a) a sale or other disposition by Borrower of all or substantially all of its assets; (b) a merger or consolidation of Borrower into or with another person or entity, where the holders of Borrower's outstanding voting equity securities as of immediately prior to such merger or consolidation hold less than a majority of the issued and outstanding voting equity securities of the successor or surviving person or entity as of immediately following the consummation of such merger or consolidation; (c) any sale, in a single transaction or series of related transactions, by the holders of Borrower's outstanding voting equity securities, to one or more buyers, of such securities, where such holders do not, as of immediately following the consummation of such transaction(s), continue to hold at least a majority of Borrower's issued and outstanding voting equity securities; or (d) Borrower's initial public offering and sale of its common stock or other common voting equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended.

"Loan Documents" are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the IP Agreement, the Perfection Certificate, the Mezzanine Loan Agreement, the Amended and Restated Stock Pledge Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

"Material Adverse Change" is: (a) a material impairment in the perfection or priority of Bank's Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business or operations of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations. In determining whether a "Material Adverse Change" has occurred under clause (b) or (c) above, Bank's primary, though not sale, consideration will be whether Borrower has or will have sufficient cash resources to repay the Obligations as and when due. Bank recognizes that, as a pre-profit company, Borrower's cash resources will decline over time, and Borrower will periodically require additional infusions of equity capital. The clear intention of Borrower's investors to continue to fund Borrower in the amounts and timeframe necessary, in Bank's judgment, to enable Borrower to satisfy the Obligations as they become due and payable is the most significant criterion Bank shall consider in making any such determination.

"Maturity Date" means the Revolving Line Maturity Date, the Existing Growth Capital Loan Maturity Date, the Existing Supplemental Growth Capital Loan Maturity Date, and the 2016 Term Loan Maturity Date, as applicable.

"Mezzanine Loan Agreement" is that certain Mezzanine Loan and Security Agreement dated as of even date herewith between Borrower and Bank, as may be amended, modified, supplemented and/or restated from time to time.

"Monthly Financial Statements" is defined in Section 6.2(c).

"New Foreign Entity" is defined in Section 12.18.

"Non-U.S. Contract Manufacturer" means any contract manufacturer located outside of the United States and engaged by Borrower to manufacture, assemble or package Borrower's products.

"Obligations" are Borrower's obligations to pay when due any debts, principal, interest, fees, the Revolving Line Termination Fee, the Revolving Line Anniversary Fee, the Growth Capital Prepayment Fee, the Growth Capital Final Payment, the Supplemental Growth Capital Prepayment Fee, the Supplemental Growth Capital Final Payment, the 2016 Prepayment Premium, the 2016 Final Payment, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to any Bank Services Agreement, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower's duties under the Loan Documents.

"Operating Documents" are, for any Person, such Person's formation documents, as certified by the Secretary of State (or equivalent agency) of such Person's jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c)if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

"Overadvance" is defined in Section 2.2.

"Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

"Payment/Advance Form" is that certain form attached hereto as Exhibit D.

"Payment Date" is (i) with respect to the Advances, the last day of each calendar month, and (ii) with respect to the Existing Growth Capital Loan, the Existing Supplemental Growth Capital Loan, and the 2016 Term Loan Advances, the first (1st) Business Day of each calendar month.

"Perfection Certificate" is defined in Section 5.1.

"Permitted Acquisition" is any Acquisition by Borrower or any Subsidiary of Borrower, disclosed to Bank, provided that each of the following shall be applicable to any such Acquisition:

(a)    no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)    the entity or assets acquired in such Acquisition are in the same or similar line of business as Borrower is in as of the date hereof or reasonably related thereto;

(c)    the target of such Acquisition, if such acquisition is a stock acquisition, shall be an entity organized under the laws of any State in the United States and shall have a principal place in the United States;

(d)    if the Acquisition includes a merger of Borrower, Borrower shall remain a surviving entity after giving effect to such Acquisition;

(e)    if, as a result of such Acquisition, a new Subsidiary of Borrower is formed or acquired, Borrower shall cause such Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank and sufficient to grant Bank a first priority Lien in and to the assets of such Subsidiary;

(f)    Borrower shall provide Bank with written notice of the proposed Acquisition at least ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition; and not less than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and all other material documents relative to the proposed Acquisition (or if such acquisition agreement and other material documents are not in final form, drafts of such acquisition agreement and other material documents;

provided that Borrower shall deliver final forms of such acquisition agreement and other material documents promptly upon completion);

(g)    the total cash and non-cash consideration payable (including, without limitation, any earn-out payment obligations) plus the total Indebtedness assumed for all such Acquisitions may not exceed Two Million Dollars ($2,000,000.00) in the aggregate per fiscal year;

(h)    such purchase or Acquisition shall not constitute an Unfriendly Acquisition; and

(i)    the entity or assets acquired in such Acquisition shall not be subject to any Lien other than Permitted Liens.

"Permitted Indebtedness" is:

(a)    Borrower's Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)    Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)    Subordinated Debt;

(d)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)    unsecured Indebtedness not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate incurred with business credit cards;

(f)    Indebtedness incurred as a result of endorsing negotiable instruments received In the ordinary course of business;

(g)    Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of "Permitted Liens" hereunder;

(h) Indebtedness with respect to surety bonds and similar obligations arising in the ordinary course of business;

(i)    Indebtedness that constitutes a Permitted Investment under clause (t) of the definition of Permitted Investments;

(j) to the extent constituting unsecured Indebtedness, obligations under software lease arrangements that are required to be capitalized under GAAP;

(k)    other unsecured Indebtedness in an aggregate principal amount not exceed Two Hundred Thousand Dollars ($200,000.00); and

(l)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

"Permitted Investments" are:

(a)    Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate (but specifically excluding any future Investments in any Subsidiaries unless otherwise permitted hereunder);

(b)    Investments consisting of Cash Equivalents;

(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)    Investments consisting of deposit accounts in which Bank has a first priority perfected security interest to the extent required under Section 6.8;

(e)    Investments accepted in connection with Transfers permitted by Section 7.1 of this Agreement;

(f)    Investments (i) by Borrower or Guarantor in Subsidiaries that are neither a co-borrower nor a Guarantor, not to exceed One Million Dollars ($1,000,000.00) in the aggregate in any fiscal year, (ii) by Subsidiaries who are not a co-borrower hereunder in other Subsidiaries; and (iii) by a Borrower or Guarantor in another Borrower or Guarantor that has granted a first priority Lien on its assets to Bank;

(g)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board;

(h)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)    Permitted Acquisitions;

(j)    other Investments in an amount not to exceed Two Hundred Thousand Dollars ($200,000.00) in the aggregate in any fiscal year; and

(k)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Borrower or in any Subsidiary.

"Permitted Liens" are:

(a)    Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower's Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)    purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Dollars ($1,000,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)    Liens to secure payment of workers' compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)    leases or subleases of real property granted in the ordinary course of Borrower's business (or, if referring to another Person, in the ordinary course of such Person's business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower's business (or, if referring to another Person, in the ordinary course of such Person's business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)    non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(i)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7 of this Agreement;

(j)    subject to Section 6.8(b), Liens in favor of other financial institutions arising in connection with Borrower's deposit and/or securities accounts held at such institutions, provided that Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts; and

(k)    Liens to secure payment of workers' compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA) or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.

"Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

"Prime Rate" is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the "prime rate" then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the "Prime Rate" shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

"Purchase Order" shall mean a purchase order received by Borrower from a customer.

"Purchase Order Advance" is an Advance, as determined by Bank, to be attributable to Eligible Purchase Orders and included in the Borrowing Base.

"Quick Assets" is, on any date, (i) Borrower's unrestricted and unencumbered cash maintained with Bank or in any Collateral Account subject to a Control Agreement that is satisfactory to Bank in its sole discretion, plus (ii) investments that mature within one (1) year maintained with Bank or in any Collateral Account subject to a Control Agreement that is satisfactory to Bank in its sole discretion, and plus (iii) net billed accounts receivable determined according to GAAP.

"Registered Organization" is any "registered organization" as defined in the Code with such additions to such term as may hereafter be made.

"Regulatory Change" means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

"Requirement of Law" is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its properly is subject.

"Reserves" means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank's reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

"Responsible Officer" is any of the Chief Executive Officer and Chief Financial Officer of Borrower.

"Restricted License" is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower's interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank's right to sell any Collateral.

"Revolving Line" is an aggregate principal amount not to exceed Twenty Million Dollars ($20,000,000.00) outstanding at any time.

"Revolving Line Anniversary Fee" is defined in Section 2.4(c).

"Revolving Line Maturity Date" is two (2) years from the Effective Date.

"Revolving Line Termination Fee" is defined in Section 2.4(b).

"SEC" shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

"Second Supplemental Exit Event Fee" is defined in Section 2.4U).

"Securities Account" is any "securities account" as defined in the Code with such additions to such term as may hereafter be made.

"Streamline Period" is any period of time, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Borrower provides to Bank a written report that Borrower has at all times during the immediately preceding calendar month maintained an Adjusted Quick Ratio, as determined by Bank in its sole discretion, equal to or greater than 1.35 to 1.0 (the "Threshold Amount") and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, or (ii) the first day thereafter in which Borrower fails to maintain the Threshold Amount on any day, as determined by Bank in its sole discretion. Upon the termination of a Streamline Period, Borrower must maintain the Threshold Amount each consecutive day for two (2) consecutive months as determined by Bank in its sole discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior written notice of Borrower's election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date the Bank determines, in its sole discretion, that the Threshold Amount has been achieved. Bank acknowledges and agrees that based on Borrower's representations. Borrower is in a Streamline Period on the Effective Date.

"Subordinated Debt" is indebtedness incurred by Borrower subordinated to all of Borrower's now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

"Subsidiary" is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

"Supplemental Exit Event Fee" is defined in Section 2.4(i).

"Supplemental Growth Capital Final Payment" is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due under the Existing Supplemental Growth Capital Loan, equal to the original principal amount advanced to Borrower under the Existing Supplemental Growth Capital Loan multiplied by three percent (3.0%), due on the earliest to occur of (a) the Existing Supplemental Growth Capital Loan Maturity Date, (b) the acceleration of the Existing Supplemental Growth Capital Loan, (c) the prepayment of such Existing Supplemental Growth Capital Loan pursuant to Section 2.1.3(c) or 2.1.3(d), (d) the repayment in full of all Obligations under the Existing Growth Capital Loan, or (e) the termination of this Agreement..

"Supplemental Growth Capital Prepayment Fee" shall be an amount equal to (i) two percent (2.0%) of the outstanding principal balance under the Existing Supplemental Growth Capital Loan if the principal balance of the Existing Supplemental Growth Capital Loan is prepaid after January 30, 2016 but on or before January 30, 2017, or (ii) one percent (1.0%) of the outstanding principal balance under the Existing Supplemental Growth Capital Loan if the principal balance of the Existing Supplemental Growth Capital Loan is prepaid after January 30, 2017 but on or before the Existing Supplemental Growth Capital Loan Maturity Date. Notwithstanding the foregoing, Bank agrees to waive the Supplemental Growth Capital Prepayment Fee if Bank closes on the refinance and re-documentation of the Existing Supplemental Growth Capital Loan under this Agreement with another division of Bank prior to the Existing Supplemental Growth Capital Loan Maturity Date.

"Term Loan Reserve Amount" means one hundred percent (100.0%) of the aggregate principal amount outstanding under the Existing Growth Capital Loan, the Existing Supplemental Growth Capital Loan, and the 2016 Term Loan Advances for any period of time that Borrower's Adjusted Quick Ratio is less than 1.20 to 1.0, as determined by Bank in its sole discretion; provided that, commencing on the first (1st) day of the month following the day that Borrower has provided to Bank a written report that Borrower has, at all times during the immediately preceding two (2) consecutive calendar months maintained an Adjusted Quick Ratio equal to or greater than 1.20 to 1.0, as determined by Bank in its sole discretion, such amount shall be Zero Dollars ($0.00). Borrower and Bank agree that as of the Effective Date, the Term Loan Reserve Amount is Zero Dollars ($0.00).

"Third Supplemental Exit Event Fee" is defined in Section 2.4(m).

"Threshold Amount" is defined in the definition of Streamline Period.

"Total Liabilities" is on any day, obligations, including all Indebtedness, that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet.

"Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks,

"Transaction Report" is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.

"Transfer" is defined in Section 7.1.

"Unfriendly Acquisition" is any Acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

QUANTENNA COMMUNICATIONS, INC.

By:	/s/ Philippe Morali
Name:	Philippe Morali
Title:	CFO

BANK:

SILICON VALLEY BANK

By:	/s/ Bryce Gerber
Name:	Bryce Gerber
Title:	Vice President

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower's right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower's Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) more than sixty-five percent (65.0%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (ii) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law), (iii) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank, or (iv) any Equipment that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such Equipment pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such Equipment will be deemed Collateral hereunder upon the termination and release of such Permitted Lien.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	QUANTENNA COMMUNICATIONS, INC.

The undersigned authorized officer of QUANTENNA COMMUNICATIONS, INC. ("Borrower") certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the "Senior Loan Agreement") and the Mezzanine Loan and Security Agreement between Borrower and Bank (the "Mezzanine Loan Agreement") (the Senior Loan Agreement and the Mezzanine Loan Agreement are, Collectively, the "Agreement"), (I) Borrower is in complete compliance for the period ending ________________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Senior Agreement or Section 5.8 of the Mezzanine Loan Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes, and (ii) with respect to unaudited financial statements, for the absence of footnotes, subject to year-end audit adjustments, The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defIned herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required	Complies

Monthly consolidated and consolidating financial	Monthly within 30 days	Yes	No
statements with Compliance Certificate
Annual financial statement (CPA Audited)	FYE within 270 days	Yes	No
10-Q, 10-K and 8-K	Within 5 days after filing a with SEC	Yes	No
Consolidated and consolidated A/R & A/P Agings	Monthly within 30 days	Yes	No
and Deferred Revenue Reports (consolidated only
for Deferred Revenue)
Annual Financial Projections	Within 30 days after Board approval	Yes	No
and at least annually
Purchase Order reports	Monthly within 30 days	Yes	No
Transaction Reports	Monthly within 30 days when a	Yes	No
Streamline Period is in effect or there
are no outstanding Advances; weekly
on Friday of each week when a
Streamline Period is not in effect and
there are outstanding Advances
409A Valuation Report	Annually or within 30 days of Board	Yes	No
approval

The following Intellectual Property was registered after the Effective Date (if no registrations, state "None")

1

Streamline Period	Required	Actual	Complies
Maintain:
Adjusted Quick Ratio (all times, tested monthly)	≥ 1.35 : 1.0	_____ : 1.0	Yes	No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state "No exceptions to note.")

QUANTENNA COMMUNICATIONS, INC.	BANK USE ONLY

Received by:
By:	AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes	No

2

EXHIBIT C

Transaction Report

[EXCEL spreadsheet to be provided separately from lending officer.)

1

EXHIBIT D - LOAN PAYMENT/ADVANCE REQUEST FORM
DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TiME

Fax To: (650) 494-1377	Date: ________________________

LOAN PAYMENT:
OUANTENNA COMMUNICATIONS. INC.

From Account#____________________________________	To Account #______________________________________________________
(Deposit Account #)	(Loan Account #)
Principal $ _______________________________________	and/or Interest $ ___________________________________________________
Authorized Signature: ______________________________	Phone Number: ___________________________________________
Print Name/Title: __________________________________

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account # ___________________________________	To Account#______________________________________________________
(Loan Account #)	(Deposit Account #)

Amount of Advance $_______________________________

All Borrower's representations and warranties in the Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance~ provided, however. that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:_______________________________	Phone Number: _______________________________
Print Name/Title: __________________________________

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, Pacific Time

Beneficiary Name: _________________________________	Amount of Wire: $_________________________________________________
Beneficiary Bank: _________________________________	Account Number: _________________________________________________
City and State: ____________________________________
Beneficiary Bank Transit (ABA) #: ____________________	Beneficiary Bank Code (Swift, Sort, Chip, etc.): _________________________
(For International Wire Only)

Intermediary Bank: ________________________________	Transit (ABA) #: __________________________________________________
For Further Credit to: _____________________________________________________________________________________________________

Special Instruction: _______________________________________________________________________________________________________

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us),

Authorized Signature: ______________________________	2nd Signature (if required): __________________________________________
Print Name/Title: __________________________________	Print Name/Title: __________________________________________________
Telephone #: _____________________________________	Telephone #: _____________________________________________________

EXHIBIT E

APPROVED ACCOUNT DEBTORS

•	ADB Broadband

•	Alpha Networks, Inc. (aka Alpha Networks (Dongguan) Co., Ltd.)

•	Altima Corp

•	Amper Soluciones

•	Cal-Comp Electronics Thailand Public Company Limited

•	CyberTAN Technology, Inc.

•	Devolo AG

•	Gemtek Electronics Co. Ltd (aka Gemtek Electronics (Kun Shan) Co., Ltd. aka Gemtek Electronics (ChangShu) Co., Ltd.)

•	Jabil Industrials do Brasil Ltda

•	Kinpo Inter. LTD. (aka Kinpo International LTD aka Cal-Comp Electronics)

•	Microtek (aka Microtec aka MICROTEK Inc.)

•	Pace plc

•	Pilz (aka Pilz GmbH & Co. KG)

•	Prohubs International Corp.

•	Richpower Electronic Devices Co. Ltd

•	Sagemcom Tunisie

•	Sercomm Corp. Inc.

•	Sigma Designs Israel S.D.I. LTD

•	Soft At Home

•	ST Microelectronics International N.V. (aka ST Micro)

•	Technicolor Delivery Technologies SAS (aka Technicolor S.A.)

•	Unihan Corporation Uniquest Corporation

•	Wistron NeWeb Corp. (aka Wistron Neweb (Kunshan) Corp.)

•	Xavi

•	NEC Magnus Corporation (aka NEC Magnus Communications, Ltd.)

•	Verizon

•	ASUS (aka ASUSTeK Computer Inc. aka Huáshuò)

•	Arcadyan Tech Corp

•	British Sky Broadcasting Ltd. (aka Sky plc aka BSkyB)

•	BBC (aka British Broadcasting Corporation)

•	Comtrend

•	Delta Networks International Ltd (aka Delta Networks, Inc. aka Delta Electronics, Inc.)

•	Edimax Technology Co. Ltd

•	Fluidmesh Networks Srl

•	Freebox (aka Free aka Iliad)

•	Hirschmann Multimedia BV

•	Jupiter Technology (Wuxi) Co. LTD

•	Logitrade S.A.

•	Mitrastar

•	OKI Electric Industry Co. LTD

•	Pantek Global Corp (aka Pantek Technology Corp)

•	Pegatron Corporation

•	Pirelli Broadband Solutions S.P.A. (aka ADB Broadband S.P.A.)

•	SmarDTV

•	Ubee Interactive Co., LTD

EXHIBIT F - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower's right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower's Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) more than sixty-five percent (65.0%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (ii) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law), (iii) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank, (iv) any Equipment that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such Equipment pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such Equipment will be deemed Collateral hereunder upon the termination and release of such Permitted Lien, or (v) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank's security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank's prior written consent.